                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                          ASK JEEVES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (6)  Amount Previously Paid:
                ----------------------------------------------------------
           (7)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (8)  Filing Party:
                ----------------------------------------------------------
           (9)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                ASK JEEVES, INC.
                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                            ------------------------

To The Stockholders Of

  ASK JEEVES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ASK JEEVES, INC., a Delaware corporation ("Ask Jeeves" or the "Company"), will be held on May 25, 2000 at 10:00 a.m. local time at The Claremont Resort & Spa, 41 Tunnel Road, Berkeley, California 94705 for the following purposes:

1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

2. To approve an amendment to the Company's 1999 Equity Incentive Plan to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Equity Incentive Plan, beginning on the date of the 2001 Annual Meeting of Stockholders, to the lesser of
    (i) 7% of the total number of shares of Common Stock outstanding,
    (ii) 3,000,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

3. To approve an amendment to the Company's 1999 Employee Stock Purchase Plan to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Employee Stock Purchase Plan, beginning on the date of the 2001 Annual Meeting of Stockholders, to the lesser of (i) 1% of the total number of shares of Common Stock outstanding,
    (ii) 400,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 27, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Cynthia Pevehouse
                                          SECRETARY AND GENERAL COUNSEL

Emeryville, California
April 24, 2000

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                     [LOGO]

                                ASK JEEVES, INC.
                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Ask Jeeves, Inc., a Delaware corporation ("Ask Jeeves" or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 25, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Claremont Resort & Spa, 41 Tunnel Road, Berkeley, California 94705. The Company intends to mail this proxy statement and accompanying proxy card on or about April 24, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a professional proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but the professional proxy solicitor will be paid its customary fee if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 27, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 27, 2000, the Company had outstanding and entitled to vote 35,497,984 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted as either "yes" or "no" votes in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices at 5858 Horton Street, Suite 350, Emeryville, California 94608, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 25, 2000. Pursuant to the Company's bylaws, a stockholder proposal or a nomination for director that is not to be included in the proxy statement and proxy at the Company's 2001 Annual Meeting of Stockholders must provide specified information to the Company between January 25, 2001 and February 24, 2001 (unless such matters are included in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended). Stockholders are also advised to review the Company's bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified.

    The Board of Directors is currently composed of seven members. There are two directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company and were approved by the Company's stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management of the Company may propose. Each person nominated for election has agreed to serve if elected and management of the Company has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

    DANIEL J. NOVA, age 37, has served as a director of Ask Jeeves since February 1999. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm. From January 1995 to
August 1996, he was a general partner of CMG@Ventures, a venture capital firm. From June 1991 to January 1995, he was a Senior Associate at Summit Partners, a venture capital firm. Mr. Nova is a director of Lycos, Inc., Be Free, Inc. and eToys Inc.

    GEOFFREY Y. YANG, age 40, has served as a director of Ask Jeeves since February 1999. Since August 1999, Mr. Yang has been a managing director of Redpoint Ventures. Since June 1989, Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm. He is a director of Turnstone Systems, Inc., TiVo, Inc. and MMC Networks, Inc.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    ROGER A. STRAUCH, age 43, has served as Chairman of the Board of Directors of Ask Jeeves since August 1997. Mr. Strauch was Chief Executive Officer of Ask Jeeves from April 1998 to November 1998. Mr. Strauch served as Chief Executive Officer and Chief Financial Officer of Symmetricom, Inc., a manufacturer of mixed signal integrated circuits and telecommunications hardware, from June 1998 and July 1998, respectively, until December 1998. Since July 1997, Mr. Strauch has been Chairman of the Board of The Roda Group, a venture development firm. From 1989 to June 1997, Mr. Strauch served as Chairman of the Board and Chief Executive Officer of TCSI Corporation, a telecommunications software company.

    A. GEORGE (SKIP) BATTLE, age 55, has served as a director of Ask Jeeves since August 1998. Mr. Battle retired from Andersen Consulting in June 1995.
Mr. Battle joined the firm in 1968, became a partner in 1978 and held a series of management positions in the firm including Worldwide Managing Partner, Market Development and a member of the firm's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle is a member of the Boards of Directors of PeopleSoft, Inc., Barra Inc. and Fair, Isaac and Company, Incorporated as well as a director of Masters Select Equity Fund and Masters Select International, registered investment companies.

    GARRETT GRUENER, age 45, is a founder of Ask Jeeves and has served as a director of Ask Jeeves since June 1996 and served as Secretary of the Company from June 1996 to August 1997. Mr. Gruener is a founding general partner of Alta Partners, a venture capital firm, which was formed in February 1996. Since September 1992, Mr. Gruener has been a general partner of Burr, Egan, Deleage & Co., a venture capital firm. Mr. Gruener is a member of the Board of Directors of Be Incorporated, CyberGold, Inc. ImageX.com, Inc. and ImproveNet, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

    BENJAMIN M. ROSEN, age 65, has served as a director of Ask Jeeves since January 1999. Mr. Rosen has served as Chairman of the Board of Directors of Compaq Computer Corporation, a computer company and a global supplier of computer systems, since 1983. From April 1999 to July 1999 Mr. Rosen served as Acting Chief Executive Officer and a member of the Office of the Chief Executive of Compaq. Mr. Rosen is Vice Chairman of the Board of Trustees of the California Institute of Technology.

    ROBERT W. WRUBEL, age 39, has served as Chief Executive Officer and a director of Ask Jeeves since November 1998 and has served as President since May 1998. From February 1993 to May 1998, Mr. Wrubel was employed by Knowledge Adventure, Inc., an educational software company, in various capacities, including Chief Operating Officer from February 1997 to May 1998, Vice President, Product Development from August 1995 to February 1997 and Executive Producer from February 1993 to July 1995.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1999 the Board of Directors held thirteen meetings and acted by unanimous written consent three times. The Board of Directors has formed an Audit Committee, a Compensation Committee and a Strategic Opportunities Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board of Directors the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Battle and Nova. The Audit Committee met three times during 1999.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Strauch, Battle and Gruener. It met three times during 1999 and acted by unanimous written consent five times.

    The Strategic Opportunities Committee oversees market opportunities, growth, strategic options, financing needs and investment issues of the Company, and has been authorized by the Board of Directors to approve certain acquisitions by the Company. The Strategic Opportunities Committee is composed of two non-employee directors, and the Company's Chief Executive Officer:
Messrs. Nova, Yang and Wrubel. It met once during 1999.

    During the fiscal year ended December 31, 1999, each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
                        APPROVAL OF THE AMENDMENT TO THE
                           1999 EQUITY INCENTIVE PLAN

    In April 1999, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1999 Equity Incentive Plan (the "1999 Incentive Plan"). There is currently an aggregate of 2,125,000 shares of common stock reserved for issuance under the 1999 Incentive Plan; provided, however, that each year on the date of the annual meeting of stockholders, beginning in 2000, the share reserve under the 1999 Incentive Plan shall be increased by the lesser of the following: (i) 5% of the total number of shares of Common Stock outstanding, (ii) 2,250,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

    As of March 31, 2000, options to purchase 2,284,572 shares of common stock, stock bonuses or restricted stock grants have been granted under the 1999 Incentive Plan, of which options to purchase 109,528 shares have been exercised, options to purchase 216,000 shares have been cancelled and options to purchase 1,959,044 shares with exercise prices ranging from $0.3638 to $68.3125, remain outstanding. As of March 31, 2000, only 56,428 shares remained available for issuance under the 1999 Incentive Plan prior to the increase on the date of the 2000 Annual Meeting of Stockholders.

    Stockholders are requested in this Proposal 2 to approve an amendment to the 1999 Incentive Plan to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Incentive Plan, beginning on the date of the 2001 Annual Meeting of Stockholders to the lesser of (i) 7% of the total number of shares of Common Stock outstanding, (ii) 3,000,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors. The purpose of this amendment is to ensure that the Company can continue to grant stock options to employees and consultants at levels determined appropriate by the Board of Directors and Compensation Committee. The Company believes that its ability to continue to provide employees with attractive equity-based incentives is critical in allowing it to attract and retain qualified individuals. The Company believes the grant of stock options encourages employees to build long-term stockholder value.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the changes to the 1999 Incentive Plan. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but otherwise are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the 1999 Incentive Plan are outlined below:

GENERAL

    The 1999 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the 1999 Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1999 Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted stock options and restricted stock awards under the Plan.

PURPOSE

    The Board adopted the 1999 Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 700 employees, directors and consultants of the Company and its affiliates are eligible to participate in the 1999 Incentive Plan.

ADMINISTRATION

    The Board of Directors administers the 1999 Incentive Plan. Subject to the provisions of the 1999 Incentive Plan, the Board of Directors has the power to construe and interpret the 1999 Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

    The Board of Directors has the power to delegate administration of the 1999 Incentive Plan to a committee composed of one or more members of the Board of Directors. In the discretion of the Board of Directors, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has delegated administration of the 1999 Incentive Plan to the Compensation Committee of the Board of Directors. As used herein with respect to the 1999 Incentive Plan, the "Board" refers to any committee the Board of Directors appoints as well as to the Board of Directors itself.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The 1999 Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally NARROWER than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

    Incentive stock options may be granted under the 1999 Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 1999 Incentive Plan.

    No incentive stock option may be granted under the 1999 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1999 Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

    No employee may be granted options under the 1999 Incentive Plan exercisable for more than 500,000 shares of Common Stock during any calendar year
("Section 162(m) Limitation").

STOCK SUBJECT TO THE 1999 INCENTIVE PLAN

    Subject to this Proposal, an aggregate of 2,125,000 shares of Common Stock is reserved for issuance under the 1999 Incentive Plan plus an annual increase to be added each year on the date of the annual meeting of stockholder, beginning with the 2000 Annual Meeting of Stockholder, equal to the least of
(i) 5% of the total number of shares of Common Stock outstanding on such date,
(ii) 2,250,000 Shares, or (iii) such smaller number of Shares as determined by the Board of Directors. If awards granted under the 1999 Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again becomes available for issuance under the 1999 Incentive Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1999 Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of March 31, 2000 the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $61.13 per share.

    The exercise price of options granted under the 1999 Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board of Directors (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1999 Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board of Directors. Shares covered by currently outstanding options under the 1999 Incentive Plan typically vest at the rate of 25% on the first anniversary of the vesting commencement date plus 1/48(th) of the Shares vesting monthly thereafter during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the 1999 Incentive Plan may be subject to different vesting terms. The Board of Directors has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 1999 Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1999 Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1999 Incentive Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

    The option term may be extended in the event that exercise of the option within these periods is prohibited. A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option or (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). A participant's option agreement also may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    PAYMENT. The Board of Directors determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may award stock bonuses in consideration of past services without a purchase payment.

    The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 1999 Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board of Directors, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board of Directors.

    VESTING. Shares of stock sold or awarded under the 1999 Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board of Directors. The Board of Directors has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 1999 Incentive Plan.

    RESTRICTIONS ON TRANSFER. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

RESTRICTIONS ON TRANSFER

    The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board of Directors may grant nonstatutory stock options that are transferable in certain limited instances. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board of Directors deems appropriate.

ADJUSTMENT PROVISIONS

    Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the 1999 Incentive Plan and outstanding awards. In that event, the 1999 Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the 1999 Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1999 Incentive Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization ("change in control"), any surviving corporation will be required to either assume awards outstanding under the 1999 Incentive Plan or substitute similar awards for those outstanding under the 1999 Incentive Plan. If any surviving corporation declines to assume awards outstanding under the 1999 Incentive Plan, or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and the time during which such awards may be exercised will be accelerated. An outstanding award will terminate if the participant does not exercise it before a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board of Directors may suspend or terminate the 1999 Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1999 Incentive Plan will terminate on April 15, 2009.

    The Board of Directors may also amend the 1999 Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board of Directors if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1999 Incentive Plan to satisfy
Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act);
(ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the 1999 Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board of Directors may submit any other amendment to the 1999 Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1999 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

    If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

    Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS, RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1999 Incentive Plan generally have the following federal income tax consequences:

    There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

    Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

    Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal).

OTHER EQUITY COMPENSATION PLANS

    1999 NON-OFFICER EQUITY INCENTIVE PLAN

    In October 1999, the Board of Directors adopted the 1999 Non-Officer Equity Incentive Plan (the "1999 Non-Officer Plan"). There is currently an aggregate of 2,000,000 shares of common stock authorized for issuance under the 1999 Non-Officer Plan.

    The 1999 Non-Officer Plan provides for the grant of non-statutory stock options, restricted stock purchase awards and stock bonuses to employees and consultants of Ask Jeeves and its affiliates who are not officers or members of the Board of Directors or any of Ask Jeeves' affiliates. The 1999 Non-Officer Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. Currently, the 1999 Non-Officer Plan is administered by the stock option committee of the Board of Directors.

    The terms of options granted under the 1999 Non-Officer Plan may not exceed 10 years. The Board of Directors, or a committee appointed by the Board of Directors, determines the exercise price of options granted under the 1999 Non-Officer Plan. However, the exercise price for a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the 1999 Non-Officer Plan vest at the rate specified in the option agreement. Generally, the option holder may not transfer a stock option other than by will or the laws of descent or distribution unless the option holder holds a non-statutory stock option that provides for transfer in the stock option agreement. However, an option holder may designate a beneficiary who may exercise the option following the option holder's death. An option holder whose employment or other service relationship with Ask Jeeves or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

    Subject to Section 162(m) of the Internal Revenue Code which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the 1999 Non-Officer Plan covering more than 500,000 shares of common stock in any calendar year. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1999 Non-Officer Plan.

    Restricted stock purchase awards granted under the 1999 Non-Officer Plan may be granted pursuant to a repurchase option in favor of Ask Jeeves in accordance with a vesting schedule determined by the Board of Directors or a committee appointed by the Board of Directors. The price of a restricted stock purchase award under the 1999 Non-Officer Plan cannot be less than 85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

    If there is any sale, lease or other disposition of all or substantially all of Ask Jeeves' assets, any merger, reverse merger or any consolidation in which Ask Jeeves is not the surviving corporation, then all outstanding awards under the 1999 Non-Officer Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards held by persons whose continuous service with Ask Jeeves has not terminated will be accelerated and the awards terminated if not exercised prior to such transaction.

    As of March 31, 2000, 1,313,240 options to purchase shares of common stock been granted under the 1999 Non-Officer Plan and options to purchase 718,360 shares of common stock remain available for issuance under the 1999 Non-Officer Plan. To date there have been no exercises, options to purchase 31,600 shares have been cancelled and options to purchase 1,281,640 shares with exercise prices ranging from $60.31 to $92.00 remain outstanding under this plan. The 1999 Non-Officer Plan will terminate on October 14, 2009 unless sooner terminated by the board, or a committee appointed by the Board of Directors.

                                   PROPOSAL 3

                        APPROVAL OF THE AMENDMENT TO THE
                       1999 EMPLOYEE STOCK PURCHASE PLAN

    In April 1999, the Board of Directors adopted and the stockholders approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 125,000 shares of common stock. In May 1999, the Board of Directors adopted and the stockholders approved an amendment of the Purchase Plan to increase the number of shares reserved under the Purchase Plan to 400,000 shares of common stock and to provide that each year on the date of the annual meeting of stockholders, beginning in 2000, the share reserve under the Purchase Plan shall be increased by the lesser of the following: (i) 0.5% of the total number of shares of Common Stock outstanding, (ii) 300,000 shares, or (iii) a smaller number of shares as determined by the Board of Directors. The Purchase Plan became effective on July 1, 1999.

    As of March 31, 2000, a total of 113,150 shares has been issued under the Purchase Plan and 286,850 shares remain available for future purchase prior to the increase on the date of the 2000 Annual Meeting of Stockholders.

    Stockholders are requested in this Proposal 3 to approve an amendment to the Purchase Plan to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Purchase Plan, beginning on the date of the 2001 Annual Meeting of Stockholders, to the lesser of (i) 1% of the total number of shares of Common Stock outstanding, (ii) 400,000 shares, or
(iii) such smaller number of shares as determined by the Board of Directors. The purpose of this amendment is to ensure that the Company can continue to provide employees with attractive equity-based incentives, which the Company believes is critical in allowing it to attract and retain qualified individuals. The Company believes the purchase of the Company's Common Stock encourages employees to build long-term stockholder value.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the changes to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 630 full-time employees are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

    The Board of Directors administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board of Directors has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

    The Board of Directors has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than one or more members of the Board of Directors. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board of Directors appoints and to the Board of Directors.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board of Directors. Generally, each offering is 24 months long and is divided into four shorter "purchase periods" approximately six months long.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board of Directors) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by the Company or the designated affiliate for such continuous period of time as the Board of Directors may require not to exceed
2 years. Officers of the Company who are "highly compensated" as defined in the Code are eligible to participate in the Purchase Plan.

    However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

PARTICIPATION IN THE PLAN

    Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' compensation during the offering.

PURCHASE PRICE

    The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or increase or terminate his or her payroll deductions as the Board of Directors provides in the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board of Directors specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board of Directors would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering, subject to administrative rules established by the Board of Directors.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board of Directors may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on April 15, 2019.

    The Board of Directors may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board of Directors if the amendment would
(i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

    Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation or specified type of merger of the Company or other change in the beneficial ownership of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

    Subject to this Proposal, an aggregate of 400,000 shares of Common Stock is reserved for issuance under the Purchase Plan, plus an annual increase to be added on the day of each annual stockholder meeting, beginning with the annual stockholder meeting in 2000, equal to the least of (i) 300,000 shares,
(ii) 0.5% of the total number of shares of Common Stock outstanding on such date, or (iii) such smaller number as determined by the Board. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

    If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNERS                         BENEFICIALLY OWNED(1)   PERCENTAGE
-------------------------------------                         ---------------------   ----------
CPQ Holdings, Inc.(2) ......................................        2,636,391             7.43%
  529 Bryant Street
  Palo Alto CA 94301

Entities affiliated with Highland Capital                           2,310,322             6.51
  Partners, Inc.(3) ........................................
  Two International Place,
  Boston, MA 02110

Entities affiliated with Institutional Venture                      1,386,193             3.90
  Partners(4) ..............................................
  3000 Sand Hill Rd
  Building Two, Suite 290
  Menlo Park, CA 94025

Roda Group Investments Fund I, L.L.C.(5) ...................          856,732             2.41
  918 Parker Street
  Berkeley, CA 94710

Benjamin M. Rosen(2) .......................................        1,343,255             3.78

Daniel J. Nova(3) ..........................................        2,310,322             6.51

Geoffrey Y. Yang(4) ........................................        1,386,193             3.90

Roger A. Strauch(6) ........................................        2,877,146             8.11

A. George (Skip) Battle(7) .................................          161,625                *

Garrett Gruener(8) .........................................        2,689,612             7.58

Edward D. Briscoe III(9) ...................................          634,964             1.79

Laurence G. Fishkin(10) ....................................           79,409                *

Frank A. Vaculin(11) .......................................          142,642                *

David C. Warthen(12) .......................................          924,054             2.60

Robert W. Wrubel(13) .......................................          775,627             2.18

Christine M. Davis(14) .....................................           32,370                *

George Lichter(15) .........................................           42,102                *

M. Bruce Nakao(16) .........................................          188,888                *

Daniel H. Miller(17) .......................................        2,849,456             8.03

All directors and executive officers as a group                    12,731,477            35.87
  (16 persons)(18) .........................................

------------------------

  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Ask Jeeves, 5858 Horton St., Suite 350, Emeryville, California 94608. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 35,498,055 shares of common stock outstanding as of March 31, 2000.

 (2) Benjamin M. Rosen is Chairman of the Board of Directors of Compaq Computer Corporation of which CPQ Holdings, Inc. is a wholly-owned subsidiary.

 (3) Highland Capital Partners, Inc. manages Highland Capital Partners IV Limited Partnership (HCP IV) and Highland Entrepreneurs' Fund IV Limited Partnership (HEF IV, and together with HCP IV, the Highland Entities). Includes 2,217,909 shares of common stock owned by HCP IV and 92,413 shares of common stock owned by HEF IV. Daniel J. Nova, a director of Ask Jeeves, is a general partner of the General Partner of the Highland Entities and can be deemed to be a beneficial owner of the shares held by HCP IV and HEF IV as he has shared voting and investment power in connection with his role as general partner.

 (4) Institutional Venture Partners manages Institutional Venture
     Partners VIII, L.P. (IVP) and IVP Institutional Investment Fund, III, LLC (IIF, and together with IVP, the "Institutional Entities"). Includes 1,365,400 shares of common stock owned by IVP and 20,793 shares of common stock owned by IIF. Geoffrey Y. Yang, a director of Ask Jeeves, is a general partner of the Institutional Entities and can be deemed to be a beneficial owner of the shares held by IVP and IIF as he has shared voting and investment power in connection with his role as general partner.

 (5) Roger A. Strauch and Daniel H. Miller are managing members, and Garrett Gruener is a member of Roda Group Investment Fund I, L.L.C.

 (6) Includes 1,854,477 shares held by the Strauch Kulhanjian Family Trust UAD December 3, 1992. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which Mr. Strauch is a managing member and as to which he disclaims beneficial ownership except to the extent of his pro rata investment in such shares. Also includes 1,500 shares held by Benno S.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Samuel J.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Jesse Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Rebecca A. Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Sarah Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Julia F. Dan Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Kalden Gonsar Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Fletcher Kennamer Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Aidan Clements Educational Trust, Roger A. Strauch, Trustee, 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger A. Strauch, Trustee, 45,812 shares held by Roger Strauch as Custodian under CUTMA for Alexander K. Strauch, 45,812 shares held by Roger Strauch as Custodian under CUTMA for Paul K. Strauch and 45,813 shares held by Roger Strauch as Custodian under CUTMA for Nairi S. Strauch as to which Mr. Strauch disclaims beneficial ownership.

 (7) Includes 27,499 shares which are subject to a right of repurchase by Ask Jeeves, 6,847 shares held by A. George Battle Custodian Emily Taylor Battle UTMA IL, 4,847 shares held by A. George Battle TTEE UA Daniel Kurt Webster Battle Trust and 2,500 shares held by Daniel Kurt Webster Battle, as to which Mr. Battle disclaims beneficial ownership.

 (8) Includes 86,232 shares held by the Amy Slater Revocable Trust, Amy Slater, Trustee, 3,751 shares issuable to Ms. Slater pursuant to options exercisable within 60 days, 1,000 shares held by Ms. Slater as custodian under CUTMA for Zachary A. Adams, 1,000 shares held by Ms. Slater as custodian under CUTMA for Caleb J. Adams, of which Ms. Slater disclaims beneficial ownership, 856,732 shares held by Roda Group Investment Fund I, L.L.C., 100,000 shares held in the Garrett Gruener Annuity Trust and 250 shares held by Lindsey Pitman, Garrett Gruener custodian. Amy Slater, the former General Counsel and Secretary of the Company, is the spouse of Mr. Gruener. Mr. Gruener, a director of Ask Jeeves, is a member of Roda Group Investments Fund I, L.L.C and disclaims beneficial ownership of the shares held by such entity.

 (9) Includes 280,734 shares subject to a right of repurchase by Ask Jeeves and 2,600 shares issuable pursuant to options exercisable within 60 days.

 (10) Includes 14,062 shares issuable pursuant to options exercisable within 60 days.

 (11) Includes 49,938 shares subject to a right of repurchase by Ask Jeeves and 7,250 shares issuable pursuant to options exercisable within 60 days.

 (12) Includes 215,624 shares issuable pursuant to options exercisable within 60 days.

 (13) Includes 12,439 shares subject to a right of repurchase by Ask Jeeves and 86,034 shares issuable pursuant to options exercisable within 60 days.

 (14) Includes 12,921 shares issuable pursuant to options exercisable within 60 days.

 (15) Includes 29,000 shares subject to a right of repurchase by Ask Jeeves and 1,000 shares issuable pursuant to options exercisable within 60 days.

 (16) Includes 100,000 shares subject to a right of repurchase by Ask Jeeves and 2,000 shares issuable pursuant to options exercisable within 60 days.

 (17) Includes 1,997,724 shares held by Mr. Miller. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which he is a managing member, and as to which Mr. Strauch disclaims beneficial ownership. Also includes 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger A. Strauch, Trustee, as to which Mr. Miller disclaims beneficial ownership.

 (18) Includes 499,610 shares subject to a right of repurchase by Ask Jeeves and 685,045 shares issuable pursuant to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that report, covering the purchase of Common Stock at the initial public offering of the Company, was filed late by Messrs. Battle & Lichter.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    We do not currently pay any cash compensation to our directors for their service as members of the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal year ended December 31, 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                   -------------------------------------------
                                       ANNUAL COMPENSATION         OTHER ANNUAL   SECURITIES
                                  ------------------------------   COMPENSATION   UNDERLYING      ALL OTHER
NAME AND 1999 PRINCIPAL POSITION    YEAR      SALARY     BONUS         (2)         OPTIONS     COMPENSATION(3)
--------------------------------  --------   --------   --------   ------------   ----------   ---------------
Robert W. Wrubel .............      1999     $187,500         --      $5,305        177,000             --
President and Chief Executive       1998       96,231   $  9,844(1)       300     1,050,000             --
Officer

Edward D. Briscoe III ........      1999      169,846    225,403(1)     4,871       402,600             --
Senior Vice President and           1998           --         --          --             --             --
General Manager, Web Properties
and Syndication Group

Frank A. Vaculin .............      1999      165,128    115,468(4)     4,890       326,000             --
Senior Vice President and           1998           --         --          --             --             --
General Manager, Corporate
Services Group

David C. Warthen .............      1999      140,940         --       5,005        102,000             --
Chief Technical Officer             1998       77,590         --          --         88,209        $40,552

Laurence G. Fishkin ..........      1999      124,583         --       2,278        226,000             --
Senior Vice President, Business     1998           --         --          --             --             --
Development

------------------------

(1) Represents a relocation assistance allowance.

(2) Represents payments received in lieu of health benefits.

(3) Represents the difference between the fair market value and the exercise prices of options granted during the year consistent with the Common Stock and Warrant to Purchase Common Stock Purchase Agreement dated August 27, 1997, among Ask Jeeves, Roger A. Strauch, Daniel H. Miller, David C. Warthen and The Roda Group Venture Development Company, LLC for management services. A description of the agreement is contained in "Certain Transactions."

(4) Represents commissions paid.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1996 Equity Incentive Plan and the 1999 Equity Incentive Plan. As of December 31, 1999, options to purchase a total of 2,005,419 shares were outstanding under the Incentive Plan and options to purchase 18,928 shares remained available for grant thereunder.

    The following table sets forth information concerning the grant of stock options to each of the executive officers named in the Summary Compensation Table listed above during the fiscal year ended December 31, 1999.

                                           % OF TOTAL                             POTENTIAL REALIZABLE VALUE
                              NUMBER OF     OPTIONS                               AT ASSUMED ANNUAL RATES OF
                              SECURITIES   GRANTED TO                            STOCK PRICE APPRECIATION FOR
                              UNDERLYING   EMPLOYEES    EXERCISE                        OPTION TERM(3)
                               OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -----------------------------
NAME                             (1)        1999(2)     SHARE(3)       DATE           5%              10%
----                          ----------   ----------   ---------   ----------   -------------   -------------
Robert W. Wrubel............   163,631         2.6%      $10.00      05/20/09     $27,520,618     $43,465,768
                                11,639         0.2       $10.00      05/20/09       1,960,765       3,096,811
                                 2,000           *       $32.94      09/30/09         280,202         453,948
Edward D. Briscoe III.......   137,438         2.2       $ 0.73      01/19/09      24,024,673      36,633,882
                               262,562         4.2       $ 0.73      01/20/09      45,896,813      69,985,487
                                 2,600           *       $32.94      09/30/09         364,263         590,133
Frank A. Vaculin............   293,688         4.7       $ 0.73      01/10/09      51,303,310      78,179,655
                                 6,312         0.1       $ 0.73      01/10/09       1,102,621       1,680,252
                                11,691         0.2       $10.00      05/20/09       1,969,246       3,109,804
                                13,309         0.2       $10.00      05/20/09       2,242,101       3,541,151
                                 1,000           *       $32.94      09/30/09         140,101         226,974
David C. Warthen............    84,821         1.4       $ 3.50      03/07/09      14,691,711      22,671,679
                                15,179         0.2       $ 3.50      03/07/09       2,629,130       4,057,172
                                 2,000           *       $32.94      09/30/09         280,202         453,948
Laurence G. Fishkin.........   225,000         3.6       $ 0.73      01/17/09      39,341,395      60,004,810
                                 1,000           *       $32.94      09/30/09         140,101         226,974

------------------------

*   Represents less than 0.1%

(1) Options granted during the fiscal year ended December 31, 1999 were granted under either the 1996 Equity Incentive Plan or the 1999 Equity Incentive Plan. These options vest over four years with 25% vesting on the first anniversary of the vesting commencement date of such options and the remainder vesting monthly over the next three years. In the event
    Mr. Wrubel's employment is terminated less than six months before or less than one year after a change of control, all unvested options held by Mr. Wrubel shall vest and become immediately exercisable.

(2) Based on granted options to purchase 6,214,090 shares of common stock during the period from January 1, 1999 to December 31, 1999.

(3) Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the closing price of $112.94 per share on December 31, 1999, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% and 10% rate shown in the table for the remainder of the ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the SEC and do not reflect our estimate or projection of future stock price growth.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options during the fiscal year ended December 31, 1999 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by each of the executive officers named in the Summary Compensation Table. Also reported are values of unexercised in-the-money options, which represent the positive spread between the respective exercise prices of outstanding stock options and closing price of $112.94 on December 31, 1999.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                              OPTIONS AT DECEMBER 31,           MONEY OPTIONS AT
                               NUMBER OF                               1999                    DECEMBER 31, 1999
                            SHARES ACQUIRED      VALUE      ---------------------------   ----------------------------
NAME                          IN EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                        ---------------   -----------   -----------   -------------   ------------   -------------
Robert W. Wrubel..........      354,170       $39,799,960      52,456        820,374       $5,835,094     $90,539,974
Edward D. Briscoe III.....      400,000       $44,884,960       2,600             --          208,000              --
Frank A. Vaculin..........      137,438       $15,422,248       1,000        187,562           80,000      20,814,503
David C. Warthen..........           --                --     186,458        100,002       20,973,342      10,943,919
Laurence G. Fishkin.......       56,250       $ 6,311,947       1,000        168,750           80,000      18,935,420

COMPENSATION ARRANGEMENTS

    Robert W. Wrubel's employment letter of May 22, 1998 with Ask Jeeves provides for an initial annual base salary of $180,000. Pursuant to the offer letter, Mr. Wrubel received a loan of $75,000 for 90 days with an annual interest rate of 7.5%. The loan was repaid in full in February 1999. In
May 1998, Mr. Wrubel was granted an option to purchase 675,000 shares of common stock at an exercise price of $0.46 per share. Pursuant to the offer letter, upon his promotion to Chief Executive Officer in November 1998, Mr. Wrubel received an additional option to purchase 375,000 shares of common stock at an exercise price of $0.73 per share. The options vest over four years; provided however, that in the event Mr. Wrubel's employment is terminated less than six months before or less than one year after a change of control of Ask Jeeves, all unvested options held by Mr. Wrubel shall vest and become immediately exercisable. In addition, Ask Jeeves paid $9,844 in relocation expenses for Mr. Wrubel. On June 1, 1999, Mr. Wrubel's offer letter was revised to provide that, in the event Mr. Wrubel's employment is terminated for any reason other than cause, he will receive six months base salary and the equivalent of six months expected bonus, with a total of expected bonus and salary cost not to exceed $200,000. In addition, in April 2000, Ask Jeeves effected a $1,170,000 interest-bearing loan to Mr. Wrubel. The loan was intended to assist Mr. Wrubel pay his income tax obligations, and was secured by the value of shares of Ask Jeeves stock held by Mr. Wrubel. The principal amount of Mr. Wrubel's loan is due in full in April 2001, together with all interest accrued thereon.

    Edward D. Briscoe III's employment offer letter of January 18, 1999 with Ask Jeeves provides for an initial annual base salary of $170,000, approximately $156,000 of which he has elected to defer until February 2000, a bonus of $30,000 payable on January 20, 2000 and a potential performance-based bonus of $100,000 payable on January 20, 2000. Mr. Briscoe was granted an option to purchase 400,000 shares of common stock at an exercise price of $0.73 per share. The option vests over a period of four years with 100,000 shares vesting in January 2000 and 8,333 shares vesting at the end of each month thereafter. The offer letter also provided Mr. Briscoe with the right to purchase 231,032 shares of Series B preferred stock at a price of $4.33 per share in our March 1999 financing which converted into common stock on a one-for-one basis at the initial public offering. Mr. Briscoe also received a relocation allowance of up to $150,000. In addition, if Mr. Briscoe's employment is terminated due to a change of control of Ask Jeeves, in addition to any accelerated vesting contained in his option agreement, six month of vesting under the option shall become immediately exercisable.

    M. Bruce Nakao's employment offer letter of April 16, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000. It also provides that, in the event Mr. Nakao's employment is terminated for any reason other than cause, he will receive six months salary. Mr. Nakao was also granted an option to purchase 250,000 shares of common stock at an exercise price of $9.50 per share. The option vests over a period of four years, with 62,500 shares vesting in April 2000 and 5,208 shares vesting at the end of each month thereafter; provided, however, that in the event Mr. Nakao's employment is terminated without cause, (i) prior to April 19, 2000, 100,000 of the shares will become immediately exercisable or (ii) after April 19, 2000, 37,500 of the shares will become immediately exercisable. However, if Mr. Nakao resigns and a transition to a successor Chief Financial Officer approved by the Board of Directors has been accomplished, Mr. Nakao will receive the same vesting acceleration as if he was terminated without cause.

    Laurence G. Fishkin's employment offer letter of January 11, 1999 with Ask Jeeves provides for an initial annual base salary of $130,000 and an initial bonus of $50,000. It also provides that, in the event Mr. Fishkin's employment is terminated due to a change of control of Ask Jeeves, he will receive six months base salary. Mr. Fishkin was also granted an option to purchase 225,000 shares of common stock at an exercise price of $0.73 per share. The option vests over four years, with 56,250 shares vesting in January 2000 and 4,687 shares vesting at the end of each month thereafter; provided, however, that in the event of a change of control, in addition to any acceleration of vesting contained in his option agreement, twelve months of vesting under the options shall become immediately exercisable.

    Frank A. Vaculin's employment offer letter of Janaury 5, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000 and quarterly performance-based bonuses based upon achievement of recognized revenues. It also provides that in the event Mr. Vaculin's employment is terminated for any reason other than cause, he will receive six months base salary and the equivalent of six months expected bonus, with a total of expected bonus and salary not to exceed $150,000. Mr. Vaculin was also granted an option to purchase 300,000 shares of common stock at an exercise price of $0.73 per share. The option vests over four years, with 75,000 shares vesting in January 2000 and 6,250 shares vesting at the end of each month thereafter; provided, however, in the event
Mr. Vaculin's employment is terminated due to a change of control of Ask Jeeves, in addition to any acceleration of vesting contained in his option agreement, six months of vesting under the option shall become immediately exercisable. In addition, in April 2000, Ask Jeeves effected a $404,660 interest-bearing loan to Mr. Vaculin. The loan was intended to assist Mr. Vaculin pay his income tax obligations, and was secured by the value of shares of Ask Jeeves stock held by Mr. Vaculin. The principal amount of Mr. Vaculin's loan is due in full in April 2001, together with all interest accrued thereon.

    George Lichter's employment offer letter of May 19, 1999 with Ask Jeeves provides for an initial annual base salary of $150,000 and an initial annual bonus of $50,000 paid on the first anniversary of his start date. Mr. Lichter was also granted an option to purchase 100,000 shares of common stock at an exercise price of $10.00 per share. The option vests over four years, with 25,000 shares vesting in May 2000 and 2,083 shares vesting at the end of each month thereafter; provided, however, in the event of a change of control of Ask Jeeves, in addition to any vested options, six months of vesting under the option shall become immediately exercisable. The offer letter also provides that, in the event Mr. Lichter's employment is terminated without cause, he will receive six months base salary and, in addition to any vested options, six months of vesting under the options shall become immediately exercisable. In addition, in April 2000, Ask Jeeves effected a $200,000 interest-bearing loan to Mr. Lichter. The loan was intended to assist Mr. Lichter pay his income tax obligations, and was secured by the value of shares of Ask Jeeves stock held by Mr. Lichter. The principal amount of Mr. Lichter's loan is due in full in April 2001, together with all interest accrued thereon.

    Enrique Salem's employment offer letter of September 24, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000. Mr. Salem was granted an option to purchase 275,000 shares of common stock at an exercise price of $32.94. The option vests over a forty-eight month period. We have guaranteed a stock option value of $1.2 million after 18 months of employment. The offer letter also provides that, in the event Mr. Salem's employment is terminated due to a change of control of Ask Jeeves, he will receive six months base salary and immediately vest 25% of his stock options and 12.5% of the remaining stock options if terminated after September 24, 2000. Mr. Salem also received a relocation allowance of up to $115,000 and a temporary housing allowance of $5,000 per month until a permanent residence is established. Ask Jeeves effected a $1.0 million interest-bearing loan to Mr. Salem, payable over a four year term at current market rates.

    Thomas Low's employment letter dated April 3, 2000 with Ask Jeeves provides for an annual base salary of $200,000. Mr. Low was granted an option to purchase 200,000 shares of common stock at an exercise price of $55.00 per share. The option vests over four years, with 25% of shares vesting in April 2001 and the remaining shares vesting in 36 equal monthly installments thereafter, provided, however, in the event of a change of control of Ask Jeeves within the first year of his employment, 25% of the options shall become immediately exercisable. In the event that Mr. Low's employment is terminated due to change of control of Ask Jeeves after his first year of employment, in addition to any vested options, six months of the unvested options shall immediately vest. The offer letter also provides that, in the event Mr. Low's employment is terminated without cause, he will receive six months base salary. In addition, in April 2000, Ask Jeeves effected a $250,000 interest-bearing loan to Mr. Low. The principal amount of Mr. Low's loan is due in full in April 2001, together with all interest accrued thereon.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT(1)

    The Compensation Committee of the Board of Directors ("Committee") is composed of Mr. Strauch, Mr. Battle and Mr. Gruener, none of whom are currently employees of the Company. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

    - The Company pays competitively with leading Internet companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets it pay parameters based on this review.

    - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

    - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

    BASE SALARY. The salary compensation for the Company's employees, including executive officers, is based upon the compensation of employees in similar positions in similar companies in the industry. Salary adjustments for 1999 were based on each individual employee's performance. In establishing base salaries for the executive officers other than the Chief Executive Officer, the Committee thoroughly reviewed the progress of the projects headed by each such officer and such officer's contribution to the Company. In addition, the Committee relied on market survey information. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

    ANNUAL INCENTIVE. At the start of each year, the Committee reviews and approves the annual performance objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal-building stockholder value. In 1999, the Company also offered to certain officers and employees the option to receive stock options to purchase the Common Stock of the Company in lieu of a cash bonus.

    LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1996 Equity Incentive Plan, the 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

    The 1999 Equity Incentive Plan utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value

------------------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph on page 30 shall not be incorporated by reference into any such filings.

on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the Internet industry and the Company's philosophy of significantly linking executive compensation with stockholder interests. In 1999, the Committee granted to executives stock options that will vest over a four-year period. Such grants were intended to provide incentive to successfully develop and expand the Company beyond early stage of development and to maximize stockholder value over the next several years. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention.

    The 1999 Employee Stock Purchase Plan is intended to provide a means by which the Company's employees and designated affiliates may purchase common stock of the Company through payroll deductions. The plan is implemented by offerings of rights to eligible employees. Unless otherwise determined by the Board of Directors, common stock is purchased for accounts of employees participating in the plan at a price per share equal to the lower of (1) 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering or (2) 85% of the fair market value of a share of common stock on the date of purchase. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by the Company or by an affiliate of the Company for at least five months per calendar year may participate in the plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the plan. Such purchases of the Company's common stock were intended to provide incentive to maximize longer-term stockholder value. The Compensation Committee believes this approach creates an appropriate focus on longer term objectives and promotes employee retention.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

    During 1999, the Company achieved all of its corporate objectives. The Company succeeded in completing a public offering of 3,000,000 shares of its common stock, succeeded in a number of business combinations and technological acquisitions, increasing the number of users from 425,000 users in 1998 to over 5,000,000 users in 1999, increasing the number of Corporate Services client in the technology, financial services, telecommunications, e-tailing and healthcare industries, achieving its financial goals (including its goals for profits and sales of its Corporate Services, Web Properties and Syndication) established goals for development of key products such as Jeeves Answers, Jeeves Search, Jeeves Advisor, and Jeeves Live, and expanding its business through strategic acquisitions.

    Mr. Wrubel's base salary at the beginning of 1998 as President and Chief Executive Officer was $96,231. In 1999, the Committee set Mr. Wrubel's base annual salary at $187,500. This amount, in addition to the annual incentive provided by the Option Plans, was estimated to provide an annual cash compensation level at the average as compared to a selected group of leading Internet companies. In setting this amount, the Committee took into account
(i) its belief that Mr. Wrubel has significant and broad-based experience in the Internet industry, (ii) the scope of Mr. Wrubel's responsibility, especially following the public offering and subsequent acquisitions and (iii) the Board of Directors' confidence in Mr. Wrubel to lead the Company's continued development.

    Considering these factors, the Committee rated Mr. Wrubel's individual performance as above average. Mr. Wrubel was granted an option to purchase 175,000 shares of Common Stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices. In addition, Mr. Wrubel was also granted an option to purchase 2,000 shares of Common Stock that were immediately exercisable, in lieu of a cash bonus to which he would have been otherwise entitled. Furthermore, in June 1, 1999, Mr. Wrubel's offer letter was revised to provide that, in the event Mr. Wrubels' employment is terminated for any reason other than cause, he will receive six months base salary and the equivalent of six months expected bonus, with a total of expected bonus and salary cost not to exceed $200,000.

CERTAIN TAX CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code, as amended (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The Compensation Committee has determined that the stock options granted under the 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan with an exercise price of at least fair market value of the Company's common stock on the date of grant should be treated as "performance-based compensation."

CONCLUSION

    Through the plans described above, a significant portion of the Company's compensation program is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE
                                          Roger A. Strauch, Chairman
                                          A. George (Skip) Battle
                                          Garrett Gruener

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the compensation committee of the Board of Directors consists of Messrs. Strauch, Battle and Gruener. Mr. Strauch was Chief Executive Officer of the Company from April 1998 to November 1998. Mr. Gruener was Secretary of the Company from June 1996 to August 1997 and is married to Amy Slater, former General Counsel and Secretary of the Company. None of our executive officers serve as members of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee. See "Certain Transactions" for information regarding transactions with members of the Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows the total stockholder return of an investment of $100 in cash on July 1, 1999 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (U.S.), and (iii) the Chase H&Q Internet 100 Index. All values assume reinvestment of the full amount of all dividends:

                 COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*
          AMONG ASK JEEVES, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE CHASE H&Q INTERNET 100 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         NASDAQ STOCK   CHASE H & Q
        ASK JEEVES INC.  MARKET (U.S.)  INTERNET 100
7/1/99          $100.00        $100.00       $100.00
7/99             $67.76        $102.45        $87.62
8/99             $47.93        $106.51        $92.25
9/99             $53.13        $106.34       $102.12
10/99           $118.96        $114.07       $112.91
11/99           $192.88        $126.24       $142.30
12/99           $173.92        $153.47       $197.67

* $100 invested on 7/1/99 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK FINANCINGS

    In November 1998 and January 1999, we sold an aggregate of 3,709,884 shares of Series A preferred stock at a purchase price of $2.06 per share. In February and March 1999, we sold an aggregate of 5,775,806 shares of Series B preferred stock at a purchase price of $4.33 per share. All of our shares of preferred stock converted to common stock on a one-to-one basis upon the occurrence of our initial public offering in July 1999. The following executive officers, directors, holders of more than 5% of our securities and member of such persons' immediate families purchased shares of Series A preferred stock and Series B preferred stock.

                                                            SHARES OF   SHARES OF
                                                            SERIES A    SERIES B     AGGREGATE
                                                            PREFERRED   PREFERRED    PURCHASE
PURCHASER                                                     STOCK       STOCK        PRICE
---------                                                   ---------   ---------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Roger A. Strauch..........................................    106,125          --   $   218,618
M. Bruce Nakao............................................      4,847       8,645        47,418
Amy Slater................................................      4,847       8,520        46,877
Daniel H. Miller..........................................    106,125          --       218,618
Garrett Gruener...........................................     92,595      57,758       440,838
Benjamin M. Rosen.........................................    519,544     172,776     1,818,381
A. George (Skip) Battle...................................         --      13,458        58,273
Edward D. Briscoe III.....................................         --     231,032     1,000,369

5% STOCKHOLDERS
CPQ Holdings, Inc.........................................  2,480,765     344,091   $ 6,600,290
Entities affiliated with Highland Capital Partners, Inc...         --   2,310,322    10,003,694
Institutional Venture Partners............................         --   1,386,193     6,002,216
Leavitt Family Trust......................................         --     128,136       554,829
Roda Group Investment Fund I, LLC.........................         --     856,732     3,709,650

See the notes to the table on beneficial ownership in "Security Ownership of Certain Beneficial Owners and Management" for information relating to the beneficial ownership of such shares.

INVESTOR RIGHTS AGREEMENT

    In connection with our Series B preferred stock financing, we entered into the Amended and Restated Investor Rights Agreement dated February 24, 1999 with the holders of Series A and Series B preferred stock. The Investor Rights Agreement provided these stockholders rights relating to the registration of their preferred stock with the Securities and Exchange Commission. These rights have been waived as to this offering by the holders of the common stock obtained upon the conversion of the Series A and Series B preferred stock in our initial public offering. The other registration rights survive this offering and terminate no later than three years after the closing date of our initial public offering.

CONSULTING AGREEMENT

    The Consulting Agreement with The Roda Group dated December 14, 1998 provides for cash payments and the grant of non-statutory stock options to purchase 37,500 shares of common stock with an exercise price of $0.73 per share to each of Roger A. Strauch and Daniel H. Miller, which vest monthly over six months. This consulting agreement with The Roda Group was terminated in August 1999.

LOANS TO EXECUTIVE OFFICER

    In May 1998, the Board of Directors approved a loan to Robert W. Wrubel of $75,000 at an interest rate of 7.5% per annum. The loan was repaid in full in February 1999. In June 1999, the Board of Directors approved loans to
Mr. Wrubel, Frank A. Vaculin and George S. Lichter each in the amount of $200,000, $100,000 and $100,000, respectively, bearing interest of 7.5%. Such notes have a term of one year and are secured by their options to purchase stock granted to each member. In addition, we have issued an interest-bearing loan to Enrique Salem and Thomas Low. Please see "Compensation Arrangements" for a description of these transactions.

ASSUMPTION OF LEASE OBLIGATIONS

    In January 1999, The Roda Group assigned its leases for office space at 918 Parker Street, Berkeley, California to the Company, and the Company assumed all of The Roda Group's obligations under these leases. In July 1999, the Company assigned its leases for this office space to Nightfire Software, Inc. of which Roger A. Strauch is a director and the Roda Group is an investor. Under the terms of the lease assignment, the Company's maximum liability is $250,000.

COMPENSATION ARRANGEMENTS

    Please see "Compensation Arrangements" for a description of the compensation arrangements the Company has entered with our executive officers.

    We believe that the foregoing transactions were on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Cynthia Pevehouse
                                          SECRETARY AND GENERAL COUNSEL

April 24, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ASK JEEVES, INC., 5858 HORTON STREET, SUITE 350, EMERYVILLE, CALIFORNIA 94608.

                                 ASK JEEVES, INC.

                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MAY 25, 2000

     The undersigned hereby appoints Cynthia Pevehouse and Christine M. Davis and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ask Jeeves, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ask Jeeves, Inc. to be held at The Claremont Resort & Spa,
41 Tunnel Road, Berkeley, California 94705 on Thursday, May 25, 2000 at
10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

 UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF
             ALL NOMINEES LISTED IN PROPOSAL 1, IN FAVOR OF PROPOSAL 2,
                 IN FAVOR OF PROPOSAL 3 AND IN FAVOR OF PROPOSAL 4,
               AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.
 IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE
                                    THEREWITH.

                    (Continued and to be signed on other side)

                               FOLD AND DETACH HERE

                                  Please mark  /X/
                                   your vote
                                  as indicated

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL 1: To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

/ / FOR all nominees listed below             / / WITHHOLD AUTHORITY to vote
    (except as marked to the contrary             for all nominees listed below.
    below).

NOMINEES:    Daniel J. Nova and Geoffrey Y. Yang

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW:




        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 2: To approve an amendment to the Company's 1999 Equity Incentive Plan, to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Equity Incentive Plan to the lesser of
(i) 7% of the total number of shares of Common Stock outstanding, (ii) 3,000,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

                    / / FOR       / / AGAINST      / /  ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 3: To approve an amendment to the Company's 1999 Employee Stock Purchase Plan, to change the annual increase in the number of shares of Common Stock authorized for issuance under the 1999 Employee Stock Purchase Plan to the lesser of (i) 1% of the total number of shares of Common Stock outstanding,
(ii) 400,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

                    / / FOR       / / AGAINST      / /  ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 4: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

                    / / FOR       / / AGAINST      / /  ABSTAIN

                    (Continued and to be signed on other side)

DATED ______________, 2000      ______________________________________________

                                SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE, PREPAID IF MAILED IN THE UNITED STATES.